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December 31, 1996



Vanguard/Trustees' Equity Fund
P.O. Box 1100
Valley Forge, PA  19482


Gentlemen:


         As a member of the Pennsylvania bar acting as Counsel to Vanguard/ Trustees' Equity Fund (the "Fund"), I have examined the Fund's Declaration of Trust and other relevant documents and corporate records as well as procedures and requirements relative to the issuance and sale of the Fund's shares of beneficial interest, with no par value. This examination disclosed that there were approximately 4,253,047 shares of the U.S. Portfolio and 33,905,915 shares of the International Portfolio issued and outstanding as of December 23, 1996.


         Based on the foregoing, it is my opinion that:

         1. The Fund is a valid and subsisting Pennsylvania business trust, authorized to issue unlimited shares of beneficial interest, with no par value per share.

         2. Upon the effectiveness of Post-Effective Amendment No. 20 to its Registration Statement on Form N-1A under the Act covering 171,050 shares of the U.S. Portfolio and 897,213 shares of the International Portfolio, the Fund will, in jurisdictions where the Fund's shares are qualified for sale, be authorized to make a public offering of such shares at prices calculated in the manner disclosed in the Fund's then current Prospectus, which shares, when so issued, will be lawfully issued, fully paid, and non-assessable.

         3. No material events requiring disclosure in the Fund's Prospectus, other than those listed in paragraph (b)(1) of Rule 485 under the Act, have occurred since the effective date of the Fund's most recent Post-Effective Amendment, and Post-Effective Amendment No. 20 to the Fund's Registration Statement can be properly filed under paragraph (b) of Rule 485.

         I consent to the inclusion of this opinion as an Exhibit to such Post-Effective Amendment No. 20 to the Fund's Registration Statement and to the applications and registration statements filed in accordance with the securities laws of the several jurisdictions in which the Fund's shares are to be offered and I further consent to a reference in the Fund's Prospectus concerning the substance of this opinion.

Very truly yours,


By:  Raymond J. Klapinsky, Counsel